                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

                   PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant /X/
Filed by a party other than the Registrant / /


Check the appropriate box:

/ /     Preliminary Proxy Statement

/X/     DEFINITIVE PROXY STATEMENT

/ /     Definitive Additional Materials

/ /     Soliciting Material Pursuant to Section 240.14a-11(c) or
        Section 240.14a-12


                        COMMISSION FILE NUMBER:  1-5318
                                KENNAMETAL INC.
             (Exact name of registrant as specified in its charter)

                    Name of Persons Filing Proxy Statement:
                                KENNAMETAL INC.
                    Route 981 at Westmoreland County Airport
                                  P.O. Box 231
                          Latrobe, Pennsylvania 15650

Payment of Filing Fee (check the appropriate box)

/X/     $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2).

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /     Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of filing.

                                KENNAMETAL INC.
                          LATROBE, PENNSYLVANIA 15650

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD OCTOBER 31, 1994

To the Stockholders of Kennametal Inc.:

     The Annual Meeting of Stockholders of Kennametal Inc. will be held at the Corporate Technology Center, located on Route 981 South, approximately 1/4 mile south of its intersection with U.S. Route 30 near Latrobe, Unity Township, Pennsylvania, on Monday, October. 31, 1994 at 2:00 p.m., to consider and act upon the following matters:

     1. The election of three directors for terms to expire in 1997;

     2. A proposed amendment to Article Fifth of the Amended and Restated Articles of Incorporation increasing the authorized capital (common) stock from 30,000,000 to 70,000,000 shares;

     3. The election of auditors for the fiscal year ending June 30, 1995; and

     4. Such other business as may properly come before the meeting.

     The Board of Directors has fixed Tuesday, September 6, 1994 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting.

     IF YOU ARE UNABLE TO ATTEND THE MEETING, IT IS REQUESTED THAT YOU COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE.

                                        BY ORDER OF THE BOARD OF DIRECTORS

                                                     David T. Cofer
                                                       Secretary

September 23, 1994

               PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

                                OCTOBER 31, 1994

     This proxy statement is being furnished to the stockholders of Kennametal Inc. (the "Corporation") in connection with the solicitation by the Board of Directors of the Corporation of proxies to be voted at the Annual Meeting of Stockholders which is scheduled to be held on October 31, 1994. Only holders of capital stock, par value $1.25 per share, of the Corporation ("Capital Stock") of record at the close of business on September 6, 1994, will be entitled to vote at the meeting. On that date there were 26,378,648 shares of Capital Stock outstanding and entitled to one vote per share (share numbers throughout this Proxy Statement reflect the two-for-one stock split effected by the Corporation on August 22, 1994 (the "Stock Split")). Any stockholder who executes and returns the proxy may revoke it at will at any time prior to the voting of the proxy, but revocation of the proxy will not be effective until written notice thereof has been received by the Secretary of the Corporation. The proxy may also be revoked by voting in person at the meeting or by delivering a later dated, signed proxy. The shares represented by all properly executed proxies received by the Secretary in the accompanying form of proxy prior to the meeting and not so revoked will be voted. Where a choice is specified on the form of proxy, the shares will be voted in accordance with the choice made therein. If no such choice is made, the shares will be voted in accordance with the recommendation of the Board of Directors. Under Pennsylvania law and the Corporation's Articles of Incorporation and By-Laws, abstentions and broker non-votes will have no effect on matters to be voted on at the Annual Meeting since directors are elected by plurality vote and auditors are to be elected and the Articles of Incorporation amended by the affirmative vote of at least a majority of the votes cast by stockholders present, in person or by proxy, at the meeting. A majority of the named proxies who shall be present and shall act at the meeting (or if only one shall be present and act, then that one) may exercise all powers granted to them by the proxies solicited hereunder. The address of the principal executive offices of the Corporation is Route 981 at Westmoreland County Airport, P.O. Box 231, Latrobe, Pennsylvania 15650, and the date this proxy statement was mailed to stockholders was on or about September 23, 1994.

                             ELECTION OF DIRECTORS

     Three directors are to be elected to hold office as Directors of the Second Class for terms of three years, and until their successors are elected and qualified.

     The holders of Capital Stock have cumulative voting rights in the election of directors. In voting for directors, a stockholder has the right to multiply the total number of shares which the stockholder is entitled to vote by the number of directors to be elected in each class, and to cast the whole number of votes so determined for one nominee in the class or to distribute them among the nominees if more than one nominee is named in such class. Proxies who vote at the meeting on behalf of a stockholder will have the discretion to and may exercise such cumulative voting rights.

     The persons named in the enclosed form of proxy were selected by the Board of Directors and have advised the Board of Directors that, unless authority is withheld, they intend to vote the shares represented by them at the meeting for the election of the following nominees named to serve as directors. The nominees for election for terms of three years in the Second Class of Directors are Richard C. Alberding, Quentin C. McKenna and William R. Newlin who have served as directors since 1982, 1971, and 1982, respectively.

     If at the time of the meeting any of the foregoing nominees is not available to serve as a director, an event which the Corporation has no reason to anticipate, the Corporation has been informed that the persons named in the enclosed form of proxy intend to vote the shares represented by them at the meeting for such other person or persons, if any, as may be nominated by the Board of Directors.

     The following table provides certain information concerning each nominee for election as a director and each director whose term of office will continue after the meeting.

                                                     PRINCIPAL OCCUPATION
     NAME, AGE AND YEAR                           AND DIRECTORSHIPS OF OTHER
      FIRST ELECTED (1)                        PUBLICLY-TRADED CORPORATIONS (2)
- - -----------------------------   ---------------------------------------------------------------
Nominees For Directors of the Second Class Whose Terms Expire in 1997

Richard C. Alberding            Retired, having served as Executive Vice President, Marketing
Age: 63                         and International, of Hewlett-Packard Company (a designer and
Director since 1982             manufacturer of electronic products for measurement and
                                computation). Director of Walker Interactive Systems, Sybase,
                                Inc., E.P. Technologies, Inc., Digital Microwave Corp., Destiny
                                Technologies Corp. and SciMed Life Systems.

Quentin C. McKenna              Chairman of the Board of Directors of the Corporation. Also
Age: 68                         served as President until July 1989 and as Chief Executive
Director since 1971             Officer until October 1991. Director of Interlake Corporation.

William R. Newlin (3)           Managing Director of Buchanan Ingersoll Professional
Age: 53                         Corporation (attorneys at law). General Partner of CEO Venture
Director since 1982             Fund (a private venture capital fund).

Directors of the Third Class Whose Terms Expire in 1995

Robert N. Eslyn                 Retired, having served as Senior Vice President of the
Age: 71                         Corporation from 1986 to 1988 and as Vice President and Group
Director since 1988             General Manager of the Metalworking Products Group until 1986.

Aloysius T. McLaughlin, Jr.     Vice Chairman of Dick Corporation (a general contractor),
Age: 59                         having served as President and Chief Operating Officer from
Director since 1986             1985 until May 1993.

Larry Yost                      Senior Vice President of the Operations Group of Allen-Bradley
Age: 56                         Company (a manufacturer and marketer of industrial automation
Director since 1987             controls, communications systems and electronic products).

Directors of the First Class Whose Terms Expire in 1996

Peter B. Bartlett               General Partner of Brown Brothers Harriman & Co. (private
Age: 60                         bankers). Director of Erie Indemnity Company.
Director since 1975

Warren H. Hollinshead           Retired effective September 1, 1994, as Executive Vice
Age: 58                         President of Westinghouse Electric Corporation (a
Director since 1990             technology-based manufacturing and services company) a position he held since March 1, 1994, having previously served as
                                Executive Vice President-Chief Financial Officer from January
                                1991 until March 1994, Vice President, Deputy Finance from July
                                1990 until January 1991, Vice President, Treasurer from
                                February until July 1990, and Vice President, Corporate
                                Development from January 1988 until February 1990.

                                                     PRINCIPAL OCCUPATION
     NAME, AGE AND YEAR                           AND DIRECTORSHIPS OF OTHER
      FIRST ELECTED (1)                        PUBLICLY-TRADED CORPORATIONS (2)
- - -----------------------------   ---------------------------------------------------------------
Robert L. McGeehan              President of the Corporation since July 1989 and Chief
Age: 57                         Executive Officer since October 1991. Served as Director of
Director since 1989             Metalworking Systems Division from 1988 to 1989, and as General
                                Manager of Machining Systems Division from 1985 to 1988.

Eugene R. Yost (4)              Retired, having served as Chairman of the Board of Directors of
Age: 66                         Black Box Corporation until March 1991 (a catalog distributor
Director since 1990             of data communications devices), and as Chief Executive Officer and President from 1976 to 1991.

- - ---------

(1) Each current director has served continuously since he was first elected. Alex G. McKenna, who is not named in the table, is Director Emeritus.

(2) Unless otherwise shown in the table, each person named has served in his principal occupation during the past five years.

(3) The law firm of which William R. Newlin is a member performed services for the Corporation during fiscal years 1994 and 1995.

(4) Until March 1, 1991, Mr. Yost was an executive officer of MB Holdings, Inc., which on December 10, 1991 filed a voluntary "pre-packaged" bankruptcy petition in the United States Bankruptcy Court for the Southern District of New York. On January 28, 1992, the plan of reorganization became effective.

                    BOARD OF DIRECTORS AND BOARD COMMITTEES

     The Corporation's Board of Directors held six meetings during the year ended June 30, 1994. The committees of the Board of Directors include an Executive Committee, an Audit Committee, a Committee on Executive Compensation and a Nominating Committee. Each director attended at least 75% of the meetings of the Board of Directors and any committee of which he is a member.

     Executive Committee: The Executive Committee met five times during the past fiscal year. The Committee's duties include monitoring performance of the Corporation's business plan, reviewing certain business strategies and reviewing management performance and succession. The following directors currently comprise the Committee: William R. Newlin (Chairman), Peter B. Bartlett, Aloysius T. McLaughlin, Jr. and Richard C. Alberding.

     Audit Committee: The Audit Committee met four times during the past fiscal year. The Committee's primary function is to evaluate management's performance of its financial reporting responsibilities including the annual report and proxy materials. The Committee also reviews the internal financial and operational controls of the Corporation, monitors the fees, results and effectiveness of the annual audit and compliance with the Corporation's code of business ethics and the independence of the public accountants. The Committee also reviews compliance with legal and regulatory and employee benefit plan reporting requirements and monitors critical management information systems. The Committee recommends to the Board of Directors for approval by the Board of Directors and the stockholders the election of the independent public accountants. The following directors currently comprise the Committee: Richard
C. Alberding (Chairman), Peter B. Bartlett and Larry Yost.

     Committee on Executive Compensation: The Committee on Executive Compensation met six times during the past fiscal year. The Committee's duties include the setting of compensation rates of the Corporation's officers, the determination of additional compensation, if any, to be awarded to such officers, and the administration of the Stock Option Plan of 1982, the Stock Option and Incentive Plan of 1988 and the Stock Option and Incentive Plan of 1992. The following directors currently comprise the Committee: Aloysius T. McLaughlin, Jr. (Chairman), Warren H. Hollinshead and Eugene R. Yost. The report of the Committee on Executive Compensation appears elsewhere in this Proxy Statement.

     Nominating Committee: The Nominating Committee met once during the past fiscal year. The Committee's duties include recommending to the Board of Directors nominees for directors to be elected at the Annual Meeting of Stockholders or to be elected to fill any vacancies in the Board of Directors which may occur. The Committee considers nominees recommended by stockholders. Pursuant to the By-Laws of the Corporation, stockholder recommendations of nominees for the Board must be submitted in advance of any meeting and must comply with certain requirements set forth in the By-Laws. See "Stockholder Proposals and Nominating Procedures" on page 14 of this Proxy Statement. The following directors currently comprise the Committee: Robert L. McGeehan (Chairman), Robert N. Eslyn and Larry Yost.

     Directors who are not employees of the Corporation each receive compensation from the Corporation for services as a director at an annual rate of $16,000. Members of the Audit Committee and members of the Committee on Executive Compensation who are not employees of the Corporation each receive additional annual compensation of $3,200. Nonemployee directors who are members of the Executive Committee receive a fee of $1,000 per Executive Committee meeting. A director receives no additional compensation for service as a member of the Nominating Committee. Under the Deferred Fee Plan for Outside Directors (the "Deferred Fee Plan"), directors are permitted annually to request that the payment of any compensation that may be payable to them for services as a director or committee member be deferred for payment, with interest, at a later time. The deferred payments would be actually funded by a transfer of cash into a deferred compensation trust (a so-called "Rabbi Trust"), administered by an independent trustee, upon the occurrence of a threatened or actual change in control of the Corporation (as defined in the deferred compensation trust agreement). Under the Corporation's Directors Stock Incentive Plan, any director who is not an employee may elect to receive shares of the Corporation's Capital Stock in lieu of all or a portion of any consideration payable for services as a director that is not deferred pursuant to the Deferred Fee Plan. In addition, any director who is not an employee may elect to receive credits, representing shares of the Corporation's Capital Stock ("Stock Credits"), with respect to all or a portion of any consideration deferred pursuant to the Deferred Fee Plan. Directors who are not employees of the Corporation also receive $50,000 of life insurance coverage which is paid for by the Corporation. Directors who are employees of the Corporation do not receive any compensation for services as a director or as a member of any committee of the Board of Directors.

                         OWNERSHIP OF CAPITAL STOCK BY
                   DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS

     The following table sets forth the beneficial ownership of the Corporation's Capital Stock as of August 25, 1994, including the effect of the Stock Split, by each director, each nominee for director, each Named Executive Officer (as hereinafter defined) and all directors and executive officers as a group.

                                                                    AMOUNT OF
                                                              BENEFICIAL OWNERSHIP
                     NAME OF BENEFICIAL OWNER                        (1)(2)
                     ------------------------                        ------
        Richard C. Alberding...............................              234(3)
        Peter B. Bartlett..................................            2,805
        Robert N. Eslyn....................................           17,528
        Warren H. Hollinshead..............................            1,532(4)
        Robert L. McGeehan.................................           44,490(5)
        Quentin C. McKenna.................................           20,438
        Aloysius T. McLaughlin, Jr.........................           24,140
        William R. Newlin..................................            6,176(6)
        Eugene R. Yost.....................................            3,561
        Larry Yost.........................................            1,120
        H. Patrick Mahanes, Jr.............................           37,000
        Richard J. Orwig...................................           34,000
        David B. Arnold....................................           47,820
        Richard C. Hendricks...............................           50,042(7)
        Directors and Executive Officers
          as a Group (17 persons)..........................          316,948

- - ---------

(1) The figures shown include 11,634, 34,000, 23,370, 30,000, 18,000, and
    139,004 shares over which Messrs. McGeehan, Mahanes, Orwig, Arnold and Hendricks and all directors and executive officers as a group, respectively, have the right to acquire within 60 days of August 25, 1994 pursuant to the Corporation's stock option plans.

(2) No individual beneficially owns in excess of one percent of the total shares outstanding. Directors and executive officers as a group own 1.2% of the total shares outstanding. Unless otherwise noted, the shares shown are subject to the sole voting and investment power of the person named.

(3) All such shares are owned jointly by Mr. Alberding and his wife.

(4) All such shares are owned jointly by Mr. Hollinshead and his wife.

(5) The figure shown includes 8,214 shares owned jointly by Mr. McGeehan and his wife.

(6) The figure shown includes 600 shares owned by Mr. Newlin's wife, of which shares he has disclaimed beneficial ownership.

(7) The figure shown includes 4,000 shares owned jointly by Mr. Hendricks and his wife.

                       COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth the compensation paid by the Corporation during its last three fiscal years to its Chief Executive Officer and each of the four most highly compensated executive officers of the Corporation (the "Named Executive Officers") whose aggregate direct remuneration exceeded $100,000 during the fiscal year ended June 30, 1994.

                           SUMMARY COMPENSATION TABLE

                                                                     LONG-TERM
                                                                    COMPENSATION
                                      ANNUAL COMPENSATION              AWARDS         ALL OTHER
                                -------------------------------     ------------     COMPENSATION
 NAME AND PRINCIPAL POSITION    YEAR     SALARY($)     BONUS($)     OPTIONS(1)(#)     (2)(3)($)
- - -----------------------------   ----     ---------     --------     ------------     ------------
Robert L. McGeehan,             1994      383,541      290,000         100,000           16,349
  President and                 1993      363,039      124,119             -0-           15,707
  Chief Executive Officer       1992      324,544          -0-          30,000           16,784

H. Patrick Mahanes, Jr.,        1994      217,711      100,000             -0-            8,436
  Vice President,               1993      196,027       50,000             -0-            7,682
  Director of Operations        1992      168,379       15,000          14,000            7,180

Richard J. Orwig,               1994      177,728      100,000             -0-            7,443
  Vice President,               1993      158,614       35,000             -0-            6,227
  Chief Financial and           1992      135,934          -0-          14,000            6,124
  Administrative Officer

David B. Arnold,                1994      201,835       60,000             -0-            7,691
  Vice President and            1993      193,277       30,000             -0-            8,405
  Chief Technical Officer       1992      184,823          -0-          14,000            8,768

Richard C. Hendricks,           1994      169,722       60,000             -0-            7,292
  Vice President,               1993      160,558       19,997             -0-            6,540
  Director of Corporate         1992      153,038          -0-           8,000            7,515
  Business Development

- - ---------

(1) Adjusted for the effect of the Stock Split.

(2) This figure includes imputed income based upon premiums paid by the Corporation to secure and maintain for certain officers, including all executive officers of the Corporation who elect to participate, a $500,000 term life insurance policy on the life of such officer until attainment of age 65.

(3) This figure includes amounts contributed by the Corporation under its Thrift Plan for the fiscal year ended June 30, 1994. Eligible employees may elect to contribute 2% to 12% of their monthly compensation (salary and, if applicable, bonus) to the Plan. The Corporation contributes to each participant's account an amount equal to one-half of that portion of the employee's contribution which does not exceed 6% of the employee's compensation. Contributed sums are invested in proportions as directed by the employee in an Equity Fund, a Fixed Income Fund and a Balanced Fund (consisting of both equity and fixed income securities), each managed by investment management companies, and can be withdrawn by the employee only upon the occurrence of certain events. Certain terms of the Plan are designed to make available to participants the provisions of section 401(k) of the Internal Revenue Code, which permit elective employee contributions on a pre-tax basis.

EMPLOYMENT AGREEMENTS

     The Corporation has agreements with the Named Executive Officers and three
(3) other executive officers whereby, subject to review by the Board of Directors and a provision for termination without cause by either party upon written notice, they will be employed by the Corporation. The agreements generally provide that the officers will devote their entire time and attention to the business of the Corporation, will refrain during employment and for three years thereafter from competing with the Corporation, and will not disclose confidential or trade secret information belonging to the Corporation. These agreements also require the officers to assign to the Corporation all inventions conceived or made during their employment by the Corporation. The agreements provide for severance payments upon termination of employment occurring either before or after a change in control of the Corporation. Change in control is defined to include a business combination involving the Corporation or the acquisition of more than 25% of the Corporation's outstanding

Capital Stock by persons not then affiliates of the Corporation, coupled with a change in membership of at least a majority of the directors, not approved by at least two-thirds ( 2/3) of the Corporation's directors immediately prior to the change in control.

     In the event of termination of his employment by the Corporation prior to a change in control, each officer would receive as severance pay an amount equal to three months' base salary at the time of such termination. In the event of termination of employment by either party at or after a change in control of the Corporation, each officer would receive as severance pay during the four consecutive years following such termination 85%, 70%, 60% and 50%, respectively, of the sum of (i) his respective annual base salary at the date of termination or, at the officer's election, his salary as of the beginning of the month preceding the month in which the change in control occurs, and (ii) his bonus for the fiscal year ended immediately prior to the date of termination or, at the officer's election, his bonus for the next prior fiscal year. During such severance payment period, the officer would receive the same medical and group insurance benefits that he received at the date of termination. Severance payments following a change in control of the Corporation would cease to any officer who enters the employment of a competitor, or upon the expiration of nine months of employment with any other employer, or in any event when the officer attains the age of sixty-five.

     In addition to the severance payments, the agreements provide for the annual payment of supplemental retirement benefits for life following termination of active employment by retirement or disability which vest in equal annual increments over a term of five years commencing on the officer's 56th birthday or which vest completely upon the occurrence of a change in control of the Corporation whether or not the transaction or election causing the change in control is approved by at least two-thirds ( 2/3) of the directors. If the officer dies while actively employed or receiving such payments, his spouse or other designated beneficiary will receive annually up to 50% of the vested amount for life. The severance payments and the accrued supplemental retirement benefits could be actually funded by the transfer of cash into an executive deferred compensation trust (a so-called "Rabbi Trust"), administered by an independent trustee, upon the occurrence of a threatened or actual change in control of the Corporation (as defined in the deferred compensation trust agreement).

     The Corporation agreed to provide severance payments to Henry L. Dykema, who resigned as Vice President and Chief Financial Officer of the Corporation effective August 20, 1993. Under this arrangement, Mr. Dykema received payments equal to his monthly base salary at resignation and certain benefits following his resignation through August 20, 1994. In addition, the Corporation has made available to Mr. Dykema executive placement services. Mr. Dykema agreed to be available for periodic consultation to the Corporation while receiving severance payments.

STOCK OPTIONS

     The Kennametal Inc. Stock Option and Incentive Plan of 1988 (the "1988 Plan") provides for the granting of nonstatutory and incentive stock options and share awards covering 1,000,000 shares of the Capital Stock of the Corporation. The Kennametal Inc. Stock Option and Incentive Plan of 1992 (the "1992 Plan") provides for the granting of nonstatutory and incentive stock options and share awards covering the lesser of 1,500,000 shares (gross) and 1,000,000 shares
(net) of the Corporation's Capital Stock. Although options are still outstanding under the Kennametal Inc. Stock Option Plan of 1982, as amended, no further grants of options may be made under that plan. The foregoing numbers of shares reflect the effect of the Stock Split.

     Under each of the plans, the price at which shares covered by an option may be purchased must not be less than the fair market value of such shares at the time the option is granted or, in the case of the non-qualified stock options granted under the 1992 Plan, at not less than 75% of the fair market value. The purchase price must be paid in full at the time of exercise either in cash or, in the discretion of the committee administering the plan, by delivering shares of the Corporation's Capital Stock or a combination of shares and cash having an aggregate fair market value equal to the purchase price. Under the 1988 Plan, any shares of the Corporation's Capital Stock delivered as payment, in whole or in part, of the purchase price must have been held by the optionee for at least 6 months.

     The following table sets forth information concerning options granted to the Named Executive Officers during the fiscal year ended June 30, 1994:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                INDIVIDUAL GRANT
                           -----------------------------------------------------------    GRANT DATE
                                             % OF TOTAL                                    VALUE(2)
                                              OPTIONS                                     ----------
                                             GRANTED TO     EXERCISE OR                   GRANT DATE
                              OPTIONS       EMPLOYEES IN    BASE PRICE      EXPIRATION     PRESENT
          NAME             GRANTED(1)(#)    FISCAL YEAR      ($/SHARE)         DATE       VALUE ($)
          ----             -------------    ------------    -----------     ----------    ----------
Robert L. McGeehan......      100,000           100%         $20.53125        11/4/03       636,500

- - ---------

(1) This figure reflects the effect of the Stock Split. These options are not exercisable until November 4, 1994, one year from grant. The option agreement requires that one-half of the shares received upon any exercise of these options must be held for a period of two years from the exercise date or until Mr. McGeehan's earlier termination of employment.

(2) Based on the Black-Scholes Option Valuation model adjusted for dividends to determine grant date present value of the options. Kennametal does not advocate or necessarily agree that the Black-Scholes model properly reflects the value of an option. The assumptions used in calculating the option value include the following: a risk-free interest rate of 5.72% (the rate applicable to a ten-year treasury security at the time of the award); a dividend yield of 2.82% (the annualized yield at the date of grant); volatility of 25.000% (calculated using daily stock returns for the twelve month period preceding the option award); a stock price at date of grant of $20.53125, adjusted for the effect of the Stock Split; the price at which the option can be exercised is fair market value ($20.53125); and a ten-year term. No adjustments were made for forfeitures or vesting restrictions on exercise. The value of these options under the Black-Scholes model of option valuation applying the preceding assumptions is $6.365 per share. The ultimate values of the options will depend on the future market price of the Corporation's stock, which cannot be forecast with reasonable accuracy. The actual value, if any, an optionee will realize upon exercise of an option will depend on the excess of the market value of the Corporation's stock over the exercise price on the date the option is exercised.

     The following table sets forth information concerning options to purchase the Corporation's Capital Stock held by the Named Executive Officers:

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                                       VALUE OF
                                                                   NUMBER OF          UNEXERCISED
                                                                  UNEXERCISED        IN-THE-MONEY
                                                                    OPTIONS             OPTIONS
                                                                   AT FISCAL           AT FISCAL
                                                    VALUE         YEAR END (#)       YEAR END ($)
                             SHARES ACQUIRED      REALIZED        EXERCISABLE/       EXERCISABLE/
           NAME              ON EXERCISE (#)         ($)         UNEXERCISABLE       UNEXERCISABLE
           ----              ---------------     -----------     --------------     ---------------
Robert L. McGeehan........        32,856           148,343       11,634/145,510      95,253/754,804
H. Patrick Mahanes, Jr....         6,000            56,905             36,000/0           301,188/0
Richard J. Orwig..........        10,630            57,303             23,370/0           183,029/0
David B. Arnold...........        24,600           152,725             30,000/0           248,375/0
Richard C. Hendricks......        10,000            72,812             18,000/0           142,625/0

RETIREMENT BENEFITS

     The following table indicates, for purposes of illustration, the approximate annual retirement benefits that would be payable at the present time on a straight life annuity basis pursuant to the Kennametal Inc.

Retirement Income Plan and agreements providing supplemental retirement benefits under various assumptions as to salary and years of service to employees in higher salary classifications. The amounts shown have not been adjusted for Social Security offset.

                             ANNUAL BENEFIT UPON RETIREMENT WITH YEARS OF CREDITED
                                               SERVICE INDICATED
                          ------------------------------------------------------------
   ANNUALIZED COVERED
      COMPENSATION           15           20           25           30           35
   ------------------     --------     --------     --------     --------     --------
        $ 75,000          $ 22,500     $ 30,000     $ 37,500     $ 41,250     $ 45,000
         100,000            30,000       40,000       50,000       55,000       60,000
         150,000            45,000       60,000       75,000       82,500       90,000
         200,000            60,000       80,000      100,000      110,000      120,000
         250,000            75,000      100,000      125,000      137,500      150,000
         300,000            90,000      120,000      150,000      165,000      180,000
         350,000           105,000      140,000      175,000      192,500      210,000
         400,000           120,000      160,000      200,000      220,000      240,000

     Pursuant to the Kennametal Inc. Retirement Income Plan, annual benefits payable upon retirement to eligible salaried employees are calculated based upon a monthly benefit equal to 2% of Covered Compensation for each year of credited service up to a maximum of twenty-five years, plus 1% of Covered Compensation for each year of credited service over twenty-five years, less 1.5% of the primary monthly Social Security Benefit payable for each year of credited service up to a maximum of 33 1/3 years (50% of the monthly Social Security Benefit). Covered Compensation is based on average monthly earnings, consisting solely of base salary and bonus (which amounts for the past three fiscal years are included in the Salary and Bonus columns of the Summary Compensation Table), for the nine years out of the last twelve years of service immediately preceding retirement during which the highest compensation was received. The entire cost of the Plan is paid by the Corporation. Under the Internal Revenue Code, certain limits are imposed on payments under the Plan. Payments in excess of the maximum annual pension benefits payable under the Plan to the Named Executive Officers and certain other executive officers would be paid pursuant to agreements with such individuals providing for the annual payment of supplemental retirement benefits, as more fully described under the section "Employment Agreements" above.

     As of June 30, 1994, the credited years of service under the Retirement Income Plan for the Named Executive Officers were approximately: Robert L. McGeehan, 21 years; H. Patrick Mahanes, Jr., 9 years; Richard J. Orwig, 10 years; David B. Arnold, 15 years; and Richard C. Hendricks; 15 years.

     Annualized Covered Compensation as of June 30, 1994 for purposes of the retirement benefits table set forth above for the Named Executive Officers is as follows: Robert L. McGeehan, $191,969; H. Patrick Mahanes, Jr., $169,615; Richard J. Orwig, $128,526; David B. Arnold, $181,424; and Richard C. Hendricks, $160,452.

                        REPORT OF THE BOARD OF DIRECTORS
                      COMMITTEE ON EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION PHILOSOPHY

Executive and managerial compensation programs at Kennametal are designed and implemented with certain guiding principles in mind:

     - To link the interests of executives and managers to the interests of the stockholders and other potential investors.

     - To provide incentives for working toward increasing the market value of the stock and to increase stockholder value through value management.

     - To provide incentives for strategic vision and decision-making that will promote the longer-term health and viability of the Corporation.

    - To provide incentives for innovation, quality management, responsiveness to customer needs, value-added products and services, and an action-oriented approach to opportunities in the marketplace.

    - To attract and retain individuals with the leadership and technical skills required to carry the Corporation forward into the future, given the belief that the Corporation's human resources can provide a competitive advantage in the marketplace.

GENERAL COMPENSATION PLAN DESIGN

Executive and management compensation plans consist of (1) a long-term element,
(2) annual performance rewards, and (3) basic compensation.

    - The Primary vehicle for providing long-term incentives is the Corporation's stock option plans. The belief is that key executives and certain managers should hold stock options in such quantities as to provide an incentive to make decisions and take actions that will increase the value of the firm and, thereby, increase the value of the company and its performance. The interests of stockholders and executives are tied together by the market value of the stock.

    - Annual performance rewards include a management performance bonus plan and annual base salary merit increases.

     -- The Management Performance Bonus Plan for executives and managers, is designed to maintain management compensation at a competitive level and to closely tie bonus awards to Corporate performance, unit performance, and individual contribution, relative to the Corporation's business plans, strategies, and stockholder value creation.

     -- The annual Base Salary Merit Increase Review for executives provides rewards for more qualitative achievements in innovation, quality, service to the customer, and leadership. Consideration is given to competitive salary increases that are being awarded by other industrial firms, as indicated by published salary surveys.

    - For Fiscal Year 1994 only, a special one-time Hertel Integration Bonus Plan was designed and implemented to reward employees for extraordinary contributions to progress toward the integration of Kennametal Inc. and Hertel AG.

    - Basic compensation for executives is intended to be competitive in the employment market and is designed to attract, retain, and motivate high-quality individuals. Basic compensation includes base salary, flexible and fixed benefit plans, minor executive perquisites, and the Supplemental Executive Retirement Plan.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

    - The Chief Executive Officer, Mr. Robert L. McGeehan, received a stock option award of 100,000 shares (giving effect to the Stock Split) on November 4, 1993. This was considered to be a sufficient number of option shares to provide an incentive for leadership in the initial phases of the integration of Kennametal Inc. and Hertel AG. The option price was the average stock price on the date of the award. The option may not be exercised prior to one year after the award date and 50% of shares exercised must be held in ownership for a period of two years following the exercise date. Additional options were awarded July 31, 1994, for the purpose of providing an incentive for managing the continuing performance and value of the company.

    - Under the plan design of the Management Performance Bonus Plan for Fiscal Year 1994, a stockholder value creation target and a bonus pool were calculated by management and approved by the Board of Directors. Based on the actual level of stockholder value creation in Fiscal Year 1994 and on specific personal achievements, the Committee recommended a bonus award of $200,000 for the Chief Executive Officer. On August 1, 1994, Mr. McGeehan's bonus award was approved by the Board of Directors.

    - As the result of the successful integration of Kennametal Inc. and Hertel AG, as measured by the achievement of integration goals, the Committee recommended a one-time Hertel Integration Bonus Plan award of $90,000 for Mr. McGeehan. On August 1, 1994, Mr. McGeehan's Hertel Integration bonus award was approved by the Board of Directors.

    - Mr. McGeehan's base salary was reviewed by the Board of Directors Committee on Executive Compensation in October 1993. In recognition of Mr. McGeehan's leadership and performance as Chief Executive Officer to the Corporation, and in consideration of competitive salary survey data, the Committee recommended a base salary increase to $395,000 for Mr. McGeehan. The increase was effective January 1, 1994, twelve months following his previous increase. On October 25, 1993, the Board of Directors approved Mr. McGeehan's base salary and the effective date. The base salary increase, the two aforementioned bonus awards, and the aforementioned stock option award, constituted a coordinated compensation program for Mr. McGeehan's leadership in the acquisition of Hertel AG and its integration with Kennametal, in the achievement of corporate value creation goals, and in the general performance of the company.

COMPENSATION OF EXECUTIVE OFFICERS

    - No stock options or stock grants were awarded, in Fiscal Year 1994, to the executive officers of the Corporation, other than the stock option award to the Chief Executive Officer, as discussed above. However, options were awarded to the executive officers and others, on July 31, 1994, for the purpose of providing an incentive for managing the continuing performance and value of the company.

    - Individual executive officer bonus awards were determined by Corporate performance (value creation vs. plan), by unit performance, and by individual performance. The awards were approved by the Board of Directors Committee on Executive Compensation on July 31, 1994.

    - Those executive officers contributing significantly to the integration of Kennametal Inc. and Hertel AG received special one-time awards from the Hertel Integration Bonus Plan. The awards were approved by the Board of Directors Committee on Executive Compensation on July 31, 1994.

    - Base salary performance increases for corporate officers, excluding Mr. McGeehan, were approved by the Board of Directors Committee on Executive Compensation, on January 24, 1994. Individual increases, as recommended by the Chief Executive Officer and approved by the Committee, were based on individual performance and competitive salary survey data.

                                            Committee on Executive Compensation:

                                            Aloysius T. McLaughlin, Jr.,
                                            Chairman
                                            Warren H. Hollinshead
                                            Eugene R. Yost

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

     The following graph compares cumulative total stockholder return on the Corporation's Capital Stock with the cumulative total stockholder return on the common equity of the companies in the Standard & Poor's Mid-Cap 400 Market Index (the "S&P Mid-Cap") and a peer group of companies determined by the Corporation (the "Peer Group") for the period from July 1, 1989 to June 30, 1994. The Peer Group consists of the following companies: Acme-Cleveland Corp.; Binks Manufacturing Co. Inc.; Boston Digital Corp.; Brown & Sharpe Manufacturing Co.; Cincinnati Milacron Inc.; Federal Screw Works Inc.; Federal-Mogul Corp.; Gleason Corp.; Kaydon Corp.; Monarch Machine Tool Co. Inc.; Newcor Inc.; Regal-Beloit Corp.; Snap-On Tools Corp.; SPS Technologies Inc.; Starrett L S Co. Inc.; and Timken Co. Inc.

      Measurement Period          KENNAMETAL
    (Fiscal Year Covered)             INC         PEER GROUP      S&P MID-CAP
1989                                       100             100             100
1990                                    112.67           93.55          115.43
1991                                    120.63           82.24          130.25
1992                                    120.23           89.76          154.42
1993                                    122.25          116.05          189.46
1994                                    184.61          116.63          189.35

The above graph assumes a $100 investment on July 1, 1989 in each of the Kennametal Capital Stock, the S & P Mid-Cap and the Peer Group, and further assumes the reinvestment of all dividends.

                     PRINCIPAL HOLDERS OF VOTING SECURITIES

     The following table sets forth each person or entity who may be deemed to have beneficial ownership of more than 5% of the outstanding Capital Stock of the Corporation based upon information furnished to the Corporation.

                                                 PERCENT OF
                              NUMBER OF         OUTSTANDING
    NAME AND ADDRESS            SHARES        CAPITAL STOCK(1)
- - -------------------------    ------------     ----------------
First Union Corporation      1,542,702(2)           5.85%
401 South Tryon Street
Charlotte, NC 28288

- - ---------

(1) Based on the number of shares outstanding as of September 6, 1994. All share numbers have been adjusted for the effect of the Stock Split.

(2) According to a Schedule 13G filed in February 1994, First Union Corporation has or shares voting or investment authority as follows: sole voting power 1,537,202 shares; shared voting power 4,000 shares; sole dispositive power 1,386,566 shares; shared dispositive power 117,136 shares.

                              CERTAIN TRANSACTIONS

     In connection with the acquisition by the Corporation of all of the stock of J&L America, Inc. ("J&L") on January 4, 1990, the Corporation entered into certain transactions with Joel H. Shapiro and Irwin L. Elson, the selling shareholders, each of whom was an officer and director of J&L and became a Vice President of the Corporation. Effective August 1, 1994, Joel H. Shapiro and Irwin L. Elson retired from their positions as Vice Presidents of the Corporation and as officers of J&L, but both will remain directors of J&L.

     Real Estate: J&L leases its Corporate Headquarters office and warehouse space in Livonia, Michigan, from a partnership consisting of Joel H. Shapiro, Irwin L. Elson, and other unrelated partners. The initial term of the lease commenced on January 1, 1991, and continues to December 31, 2000. During the fiscal year ended June 30, 1994, J&L made aggregate lease payments under this lease to that partnership of $546,480.

     J&L also leases office and warehouse space in Mt. Prospect, Illinois, from a general partnership comprised of Joel H. Shapiro, Irwin L. Elson, and an unrelated individual. The initial lease term commenced on August 1, 1988, and terminates on December 31, 1998. During the fiscal year ended June 30, 1994, J&L made aggregate lease payments under that lease to that partnership of $272,405.

     J&L also leased office and warehouse space in Charlotte, North Carolina, from a general partnership consisting of Joel H. Shapiro, Irwin L. Elson, and their spouses. The lease term commenced on January 1, 1990, and terminated on September 30, 1993 after J&L occupied a new substitute facility in North Carolina. During the fiscal year ended June 30, 1994, J&L made aggregate lease payments under that lease to that partnership of $22,500.

     Noncompetition Agreements: As part of their employment agreements with the Corporation, Joel H. Shapiro and Irwin L. Elson each agreed not to compete with the Corporation in the business conducted by J&L, or any related business, for a period of five (5) years from the date of the acquisition in exchange for annual payments that equal, when aggregated over the five-year period, $5 million for each individual.

                     PROPOSED AMENDMENT TO THE AMENDED AND
                       RESTATED ARTICLES OF INCORPORATION

     On August 1, 1994, the Board of Directors adopted a resolution proposing that Article Fifth of the Amended and Restated Articles of Incorporation of the Corporation be amended to increase the authorized number of shares of the capital stock of the Corporation from 30,000,000 shares to 70,000,000 shares. The Board directed that the proposed amendment be submitted to a vote of the stockholders at the Annual Meeting.

     Proposed Article Fifth would increase the authorized capital stock of the Corporation to 70,000,000 shares of capital stock of the par value of $1.25 per share. At present, the Corporation has authority to issue 30,000,000 shares of capital stock of the par value of $1.25 per share. On September 6, 1994, 26,378,648 shares were issued and outstanding and 3,621,352 shares were authorized but not outstanding (although 2,271,918 of such shares were reserved for future issuance). After approval of the proposed amendment by the stockholders, the Corporation will have authority to issue 70,000,000 shares of capital stock of the par value of $1.25 per share, of which 48,621,352 shares will be authorized but not outstanding.

     The Board of Directors is not negotiating nor does it have any present plans for the issuance of additional shares, but in the judgment of the Board and in light of the Stock Split and the December 1993 public offering of 1,972,250 shares, the additional shares should be authorized so that they will be available for issuance from time to time by action of the Board if need therefor should arise; for example, if it should become desirable to effect a further stock split by way of a stock dividend or distribution, implement financing through the sale of additional shares of stock, or make an acquisition by the issuance of stock. The Board believes that increasing the authorized shares of capital stock would enable it, if it so chooses, to take actions promptly on behalf of the Corporation that may involve the issuance of additional shares of capital stock without the delay necessarily incident to the convening of a stockholders' meeting. After adoption of the proposed amendment, the Board of Directors, without further action by the stockholders, would have authority to issue additional authorized and unissued shares of capital stock at such times, for a consideration of such character and value (not less than par), and upon such terms, as it may deem advisable and in accordance with the Pennsylvania Business Corporation Law. In certain circumstances, a vote of the stockholders on the issuance of additional shares will be required under the rules of the New York Stock Exchange.

                              ELECTION OF AUDITORS

     Unless otherwise directed by the stockholders, proxies will be voted for the election of Arthur Andersen & Co. as the Corporation's independent auditors for the fiscal year ending June 30, 1995. The affirmative vote of the holders of at least a majority of the shares voting at the meeting is required to elect such firm as auditors. Representatives of Arthur Andersen & Co. are expected to be present at the meeting to respond to appropriate questions and will have the opportunity to make a statement if they desire to do so.

                   FORM 10-K ANNUAL REPORT TO THE SECURITIES
                            AND EXCHANGE COMMISSION

     COPIES OF THE ANNUAL REPORT (FORM 10-K) OF THE CORPORATION FOR THE FISCAL YEAR ENDED JUNE 30, 1994 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WILL BE AVAILABLE TO STOCKHOLDERS AFTER SEPTEMBER 30, 1994. A STOCKHOLDER MAY OBTAIN ONE WITHOUT CHARGE BY WRITING TO: CHIEF FINANCIAL OFFICER, KENNAMETAL INC., P.O. BOX 231, LATROBE, PENNSYLVANIA 15650.

                                 OTHER MATTERS

     The Corporation knows of no other matters to be presented for action at the meeting. However, if any other matters should properly come before the meeting, it is intended that votes will be cast pursuant to the proxy in respect thereto in accordance with the best judgment of the persons acting as proxies.

     The Corporation will pay the expense in connection with the printing, assembling and mailing of the notice of meeting, this Proxy Statement and the accompanying form of proxy to the holders of Capital Stock of the Corporation. In addition to the use of the mails, proxies may be solicited by directors, officers or employees of the Corporation personally or by telephone or telex or facsimile. The Corporation may request the persons holding stock in their names, or in the names of their nominees, to send proxy material to and obtain proxies from their principals and will reimburse such persons for their expense in so doing. In addition, the Corporation has retained the services of Georgeson & Company Inc., a professional soliciting organization, to assist in soliciting proxies from brokerage houses, custodians, nominees, other fiduciaries and other stockholders of the Corporation. The fees and expenses of that firm in connection with such solicitation are not expected to exceed $20,000.

STOCKHOLDER PROPOSALS AND NOMINATING PROCEDURES

     Stockholders who intend to submit a proposal for inclusion in the Corporation's 1995 Proxy Statement for consideration at the Annual Meeting of the Stockholders of the Corporation to be held in October 1995 must submit such proposal to the attention of the Secretary of the Corporation at the address of its executive offices no later than May 26, 1995. Any such proposal must comply with Rule 14a-8 of Regulation 14A of the proxy rules of the Securities and Exchange Commission and must contain certain information specified in the By-Laws of the Corporation.

     The By-Laws of the Corporation require that all stockholder proposals to be submitted at the Annual Meeting but not included in the Corporation's Proxy Statement be submitted to the Secretary of the Corporation at the address of its executive offices prior to July 1, 1995, together with certain information specified in the By-Laws. The By-Laws of the Corporation also require that nominations for directors to be elected at the 1995 Annual Meeting, other than those made by the Board, be submitted to the Secretary of the Corporation no earlier than May 1, 1995 and prior to July 1, 1995. The By-Laws require that notice of such nominations contain certain information regarding the nominee and certain information regarding the nominating stockholder. Any stockholder may obtain a copy of the applicable By-Law from the Secretary of the Corporation upon written request.

PROXY                                                                      PROXY

                                KENNAMETAL INC.

 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE CORPORATION

     The undersigned hereby appoints Quentin C. McKenna, William R. Newlin and Aloysius T. McLaughlin, Jr., and each of them with power of substitution in each, as proxies to represent the undersigned at the annual meeting of the stockholders of Kennametal Inc. to be held at the Corporate Technology Center, located on Route 981 South, approximately 1/4 mile south of its intersection with U.S. Route 30 near Latrobe, Unity Township, Pennsylvania, on Monday, October 31, 1994 at 2:00 p.m., and at any adjournments thereof, to vote the same number of shares and as fully as the undersigned would be entitled to vote if then personally present (including the power to vote cumulatively in the election of directors as explained in the Proxy Statement) in the manner directed by the undersigned as follows:

 THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES LISTED IN ITEM I,
   FOR THE AMENDMENT OF THE ARTICLES OF INCORPORATION AND FOR THE ELECTION OF
                                   AUDITORS.

                                     (over)

- - -------

I. ELECTION OF DIRECTORS FOR TERMS TO EXPIRE IN 1997

   Vote FOR ALL            WITHHOLD
  NOMINEES listed        AUTHORITY to        Nominees: Richard C. Alberding, Quentin C. McKenna and William R. Newlin
 (except as shown        Vote FOR ALL        (INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEES, WRITE
 to the contrary)       NOMINEES listed      NOMINEE'S NAME ON THE LINE PROVIDED BELOW):
         0                     0             _______________________________________________________________________________

II. AMENDMENT OF                   III. ELECTION
    ARTICLES OF                     OF AUDITORS
   INCORPORATION
FOR     AGAINST   ABSTAIN         FOR     AGAINST   ABSTAIN
 0         0         0             0         0         0

                                             This Proxy when properly executed
                                             will be voted in the manner
                                             directed herein. IF NO DIRECTION IS
                                             MADE, THIS PROXY WILL BE VOTED FOR
                                             THE ELECTION OF THE NOMINEES IN
                                             ITEM I ABOVE, FOR THE AMENDMENT OF
                                             THE ARTICLES OF INCORPORATION AND
                                             FOR THE ELECTION OF AUDITORS. THE
                                             PROXIES ARE AUTHORIZED, IN
                                             ACCORDANCE WITH THEIR JUDGMENT, TO
                                             VOTE UPON SUCH OTHER MATTERS AS MAY
                                             PROPERLY COME BEFORE THE MEETING
                                             AND ANY ADJOURNMENTS THEREOF.
                                             Dated: ____________________ , 1994

                                             ___________________________________

                                             ___________________________________

                                             Sign exactly as addressed, but if
                                             executed for a corporation, minor,
                                             etc., sign that name and add
                                             signature and capacity of
                                             authorized signer.